Exhibit 10.8.6

EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS EMPLOYMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by and between the FEDERAL HOME LOAN BANK OF CHICAGO (“the Bank”) and KENNETH L. GOULD (“the Executive”).

WHEREAS, the Bank has employed the Executive since 1992;

WHEREAS, the Executive has acquired extensive knowledge of and experience in the Bank’s business during his employment at the Bank;

WHEREAS, the Executive and the Bank desire to continue their employment relationship until September 30, 2007, when the Executive will resign from the Bank;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, the Executive and the Bank agree as follows:

1. Employment Period and Responsibilities. The Bank will continue to employ the Executive at his current annual salary of $340,600 (minus required withholding) until September 30, 2007 (“Resignation Date”), at which time he will resign from the Bank. During this time, the Executive will continue to be paid in accordance with the usual payroll practices of the Bank and he will transition his responsibilities and make himself available for any assignments that senior management of the Bank may request.

2. Performance Standards. During the time that the Executive continues to provide services to the Bank, he agrees to continue to carry out the duties and responsibilities of his position to the best of his abilities. The parties agree that during this period, the Executive is permitted to engage in other employment provided such employment does not conflict with his position at the Bank and is not full time.

3. Employment Benefits. Except as set forth below, the Bank will maintain all of the Executive’s current employment benefits until the Resignation Date when they will cease in accordance with the terms of the respective benefit plans.

(a) The Executive will participate in the Bank’s Management Incentive Compensation Plan only from January 1, 2006 until March 17, 2006;

(b) The Executive will participate in the Bank’s Long Term Incentive Compensation Program for the following Performance Periods: 2004-2006; 2005-2007; and 2006-2008. The Executive will not participate in the Bank’s Long Term Incentive Compensation Program for the Performance Period 2007-2009.

4. Executive Covenants.

(a) General. The Executive and the Bank understand and agree that the purpose of the provisions of this Section 4 is to protect legitimate business interests of the Bank, as more fully described below, and is not intended to impair or infringe upon the Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 4 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Bank. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 4.

(b) Definitions. The following capitalized terms used in this Section 4 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Confidential Information” means any confidential or proprietary information possessed by the Bank without limitation, any confidential “know-how”, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Illinois.

“Determination Date” means the date of termination of the Executive’s employment with the Bank for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.

“Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Employees” means employees of the Bank or its affiliated companies who were employed by the Bank or its affiliated companies at any time within six (6) months prior to March 17, 2006.

“Restricted Period” means the period of the Executive’s employment by the Bank plus a period extending two (2) years from the date of termination of employment.

“Restrictive Covenants” means the restrictive covenants contained in Section 6(c) and (d) hereof.

(c) Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Bank and its affiliated entities, and may not be converted to the Executive’s own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge or disclose to any Person not expressly authorized by the Bank any Confidential Information, and the Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or the Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(d) Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Bank and each of its Protected Employees constitutes a valuable asset of the Bank and may not be converted to the Executive’s own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive’s own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Bank.

(e) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Bank or its affiliated entities or one of its or their officers, employees, agents or representative) that is not known by the Executive to be bound by a confidential relationship with the Bank or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Bank or its affiliated entities or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by the Executive.

5. Enforcement of the Restrictive Covenants.

(a) Rights and Remedies upon Breach. In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Bank shall have the right and remedy to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity.

(b) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and space and in all other respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

6. Return of Bank Property. The Executive agrees to return on or before September 30, 2007 to the Bank all of Bank’s property in his possession. This property includes, but is not limited to, the Bank’s equipment, financial records, company credit cards, tapes, records, manuals, employee lists, customer lists, brochures, files, catalogs, price lists, cost information, keys, equipment, and all copies thereof.

7. Resignation From Board Assignments. The Executive agrees to resign on his Resignation Date from any offices he may hold with the Bank.

8. Cooperation. The Executive agrees to cooperate with the Bank and its financial and legal advisors in any legal internal or business matters, as reasonably requested from time to time by the Bank, with due regard to his other commitments.

9. Confidential Agreement. The Executive and the Bank agree that they will keep the terms, contents, and existence of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement, to anyone except as required by law or to individuals who reasonably must be informed of its terms and who will be advised of and bound by this confidentiality clause.

10. General Release.

(a) In consideration of the payments and benefits described in this Agreement, the Executive, and anyone claiming through the Executive, agrees not to sue and release the Bank and each of its past, present, and future owners, trustees, fiduciaries, shareholders, directors, officers, administrators, agents, partners, employees, attorneys, and the predecessors, successors, and assigns of each of them (collectively, the “Released Parties”), from any and all claims, whether known or unknown, which the Executive now has, has ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to his signing this Agreement including, but not limited to, any and all claims that in any way result from, or relate to, the Executive’s employment or cessation of employment with any of the Released Parties. These released claims further include, but are not limited to, any and all claims that the Executive could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, and the Chicago and Cook County Human Rights Ordinances.

(b) The Executive further acknowledges and agrees that the payments and benefits set forth in this Agreement shall be in lieu of any severance benefits that may be payable to him upon his termination of employment with the Bank. In consideration for such payments and benefits, the Executive hereby waives any severance benefits to which he otherwise might be entitled including, but not limited to, any payments required under the Bank’s Employee Severance Plan effective July 1, 2005 or any applicable successor plan.

(c) The Executive acknowledges that he has not suffered any on the job injuries, occupational diseases or wage, overtime or leave claims relating to his employment with the Bank.

(d) The Executive further agrees to sign on the Resignation Date a Supplemental Confidential Settlement Agreement and General Release, a copy of which is attached as Exhibit A.

11. Acknowledgment of Sufficient Time to Consider This Agreement and to Consult With a Lawyer. The Executive expressly acknowledges that he has been informed that he may consult with a lawyer of his choice, that he has consulted with his lawyer, and that he has had sufficient time to consult with his lawyer prior to executing this Agreement. The Executive further acknowledges that he has been informed that he is entitled to a period of at least 21 days within which to consider this Agreement, but that he may execute this Agreement at any time prior to the expiration of the 21-day period.

12. Revocation Right. Within 7 days following the date of the Executive’s execution of this Agreement, the Executive shall have the right to revoke this Agreement by serving within such 7-day period written notice of his revocation upon Jeffrey A. Lazar, Federal Home Loan Bank of Chicago, 111 East Wacker Drive, Chicago, Illinois 60601. If the Executive does not revoke this Agreement during this 7-day period, this Agreement shall become effective on the eighth day after the date of the Executive’s execution of this Agreement and the Executive shall have no further right to revoke this Agreement.

13. Knowing and Voluntary Release. The Executive acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, in exchange for consideration in addition to anything of value to which he already is entitled.

14. Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter

(a) If to the Bank:	(b) If to the Executive:

Federal Home Loan Bank	At the most recent address
of Chicago	on file with the Bank
111 East Wacker Drive, Suite 800
Chicago, Illinois 60601
Attention: General Counsel

15. Non-admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Executive, the Bank or any of the other Released Parties. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

16. Waiver. The Bank’s future waiver of a breach by the Executive of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by the Executive of any such provision or of the Executive’s right to enforce any such provision with respect to the Executive. No act or omission of the Bank shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Bank’s President.

17. Entire Agreement/Ratification. The terms contained in this Agreement (including Exhibit A) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral. The Executive represents that in executing this Agreement, he has not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

18. Governing Law. This Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of laws rules.

THE EXECUTIVE AND THE BANK EXPRESSLY STATE THAT THEY HAVE READ THIS AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY HAVE ENTERED INTO IT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

FEDERAL HOME LOAN BANK OF CHICAGO		KENNETH L. GOULD

By:	/s/ J. Mikesell Thomas	By:	/s/ Kenneth L. Gould

Its:	President & CEO

Dated: May 15, 2006		Dated: May 12, 2006

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (“Settlement”) is entered into by and between the FEDERAL HOME LOAN BANK OF CHICAGO (“the Bank”) and KENNETH L. GOULD (“the Executive”).

In consideration of the mutual promises contained in this Agreement and the Employment Agreement and General Release executed on April     , 2006 and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, the Executive and the Bank agree as follows:

1. General Release. (a) In consideration of the payments and benefits described in the Employment Agreement and General Release executed on April __, 2006, the Executive, and anyone claiming through the Executive, agrees not to sue and release the Bank and each of its past, present, and future owners, trustees, fiduciaries, shareholders, directors, officers, administrators, agents, partners, employees, attorneys, and the predecessors, successors, and assigns of each of them (collectively, the “Released Parties”), from any and all claims, whether known or unknown, which the Executive now has, has ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to his signing this Agreement including, but not limited to, any and all claims that in any way result from, or relate to, the Executive’s employment or cessation of employment with any of the Released Parties. These released claims further include, but are not limited to, any and all claims that the Executive could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, and the Chicago and Cook County Human Rights Ordinances.

(b) The Executive acknowledges that he has not suffered any on the job injuries, occupational diseases or wage, overtime or leave claims relating to his employment with the Bank.

2. Acknowledgment of Sufficient Time to Consider This Agreement and to Consult With a Lawyer. The Executive expressly acknowledges that he has been informed that he may consult with a lawyer of his choice, that he has consulted with his lawyer, and that he has had sufficient time to consult with his lawyer prior to executing this Agreement. The Executive further acknowledges that he has been informed that he is entitled to a period of at least 21 days within which to consider this Agreement, but that he may execute this Agreement at any time prior to the expiration of the 21-day period.

EXHIBIT A

3. Revocation Right. Within 7 days following the date of the Executive’s execution of this Agreement, the Executive shall have the right to revoke this Agreement by serving within such 7-day period written notice of his revocation upon Jeffrey A. Lazar, Federal Home Loan Bank of Chicago, 111 East Wacker Drive, Chicago, Illinois 60601. If the Executive does not revoke this Agreement during this 7-day period, this Agreement shall become effective on the eighth day after the date of the Executive’s execution of this Agreement and the Executive shall have no further right to revoke this Agreement.

4. Knowing and Voluntary Release. The Executive acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, in exchange for consideration in addition to anything of value to which he already is entitled.

5. Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter

(a) If to the Bank:	(b) If to the Executive:

Federal Home Loan Bank of Chicago	At the most recent address on file with the Bank
111 East Wacker Drive, Suite
800 Chicago, Illinois 60601
Attention: General Counsel

6. Non-admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Executive, the Bank or any of the other Released Parties. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

7. Waiver. The Bank’s future waiver of a breach by the Executive of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by the Executive of any such provision or of the Executive’s right to enforce any such provision with respect to the Executive. No act or omission of the Bank shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Bank’s President.

EXHIBIT A

8. Ratification. The terms contained in the Settlement Supplement, the Employment Agreement and General Release executed on April     , 2006 and is being signed pursuant to that Agreement. All terms of that Agreement remain in effect and are hereby reaffirmed. The Executive represents that in executing this Agreement, he has not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

9. Governing Law. This Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of laws rules.

THE EXECUTIVE AND THE BANK EXPRESSLY STATE THAT THEY HAVE READ THIS AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY HAVE ENTERED INTO IT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

FEDERAL HOME LOAN BANK OF CHICAGO		KENNETH L. GOULD

By:		By:

Its:

Dated:	, 2007	Dated:	, 2007

EXHIBIT A